Exhibit 5.1
November 29, 2007
Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089
          Re: Harmonic Inc.—Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed or to be filed by Harmonic Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration pursuant to the Securities Act of 1933, as amended, of up to 1,105,656 shares of your common stock, par value $0.001 per share (the “Shares”). We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement. All of the Shares are to be sold by the selling stockholders as described in the Registration Statement, and have been issued or will be issued to such selling stockholders pursuant to an Agreement and Plan of Merger by and among Rhozet Corporation, a California corporation, Dusseldorf Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Company, and David Trescot, as shareholder representative, dated as of July 25, 2007 (the “Merger Agreement”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that 904,802 Shares have been validly issued and are fully paid and non-assessable, and that the remaining 200,854 Shares, when issued in accordance with the Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, the prospectus contained therein, and any supplement to the prospectus referred to therein, and in any amendment or supplement thereto.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.